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                                                                EXHIBIT 10(h)


                             THE HERTZ CORPORATION
                            LONG-TERM INCENTIVE PLAN


Purpose

The purpose of the Hertz Long-Term Incentive Plan ("Plan") is to provide a financial incentive for certain key employees to achieve objectives for specified categories of performance that are of major importance to the company's long-term success.

Administration of the Plan

The Plan is administered by the Compensation Committee ("Committee") consisting of at least two Directors of The Hertz Corporation who are not employed by Hertz or other persons designated by The Hertz Corporation's Board of Directors who are not eligible to participate in the Plan. The Committee will determine the performance categories to be measured, establish target levels against which performance in each category will be measured, approve aggregate and individual target awards, evaluate performance against the target levels, approve final individual awards, interpret the provisions of the Plan, and establish such rules and procedures as may be necessary to implement and administer the Plan.

Eligibility

Officers and other key employees of Hertz, as recommended by management and approved by the Committee, are eligible to participate in the Plan.

New participants are eligible for grants (target awards) made on or after the first day of the calendar year after such participant first becomes eligible. No adjustment will be made to the outstanding grants of persons promoted to a higher level position during a performance period. Such promotions would be considered in determining the size of target awards for future performance periods.

Performance Periods

Performance periods generally will cover four years. The initial four-year performance period will begin as of January 1, 1991 and end on December 31, 1994. A new four-year performance period will begin on January 1 of each year after 1991.

To "phase in" the Plan, transitional grants also will be made as of January 1,
1991 covering one year, two year and three year performance periods.   Final
awards will be made as soon as practicable (but no later than 180 days) after the end of each performance period.


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Target Award Grants

Dollar values for target awards will be established consistent with competitive long-term incentive and total compensation values. Aggregate target values would be set to provide competitive compensation for 100% achievement of the performance target for each performance category. Individual target awards will be based on each participant's performance and expected contribution to the company's success. Each participant will be advised of the dollar value of the target award granted to him/her, the performance categories and the target levels of performance established for each category for the performance period.

Performance Categories and Performance Targets

Awards under the Plan will be based on achievement of quantitative and qualitative performance targets for the categories of Hertz Performance shown below with their respective weights:


                     Performance Categories                      Weight
                     ----------------------                      ------

      Net Income - compound annual percent improvement             50%
      relative to net income averaged for the Dow 30 Industrials.

      Market Share - achievement of (a) targeted U.S.              25%
      Rent-A-Car market share at the top 20 airports, and (b) targeted market share gap between Hertz and the leading competitor at the top 20 airports.

      Customer Satisfaction - achievement of targeted levels       25%
      using standard Hertz measures of customer satisfaction.


Net Income - For each performance period, Hertz' average annual percentage change in net income will be compared with the annual percentage change for the Dow 30 Industrials. To emphasize consistent, long-term growth, results will be weighted as shown below for the initial four-year performance period.

                                                          Weight
                                                          ------

                Average change for the 1990 - 1994 period  35%

                Average change for the 1991 - 1994 period  25%

                Average change for the 1992 - 1994 period  20%

                Average change for the 1993 - 1994 period  20%
                                                           ----

                                                           100%
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Market Share and Customer Satisfaction - The Committee will evaluate performance in relation to targets established for market share, market share gap, and customer satisfaction to determine the percentage achievement for each year and the total performance period based on quantitative data and other factors it considers to be relevant.

Performance targets may be adjusted by the Committee during a performance period considering factors it deems relevant to maintain the incentive value of the Plan.

Determination of Final Awards

Final awards will be made in cash after the end of each performance period.
The cash award will be based on the performance achieved against the target for each performance category and other factors deemed relevant by the Committee. The awards for each performance category can range from 0 to 200% of the target for that category. In each case, performance results and award entitlement in each category stand alone and the sum of awards generated in each category will determine the final award paid to each participant.

Transitional Grants

In addition to the initial grant covering a four-year (1991-1994) performance period, three additional transitional grants would be made as follows:


                                                 Target Value as Percent
               Performance Period                  Of Four-Year Grant
       ----------------------------------------  -----------------------

       One-Year (1991 Over 1990)                            25%
       Two-Years (1992 & 1991 Over 1990)                    50
       Three-Years (1993, 1992, 1991 Over 1990)             75


The same performance criteria will be measured to establish any award earned under the Plan during this transitional period, however, the following weights will be applied for these years:

      1991 - To be evaluated vs. 1990, with 1990 weighted @ 100% for 1992
      Award.

      1992 - To be evaluated vs. 1991, and 1990, with 1991 weighted @ 50% and 1990 weighted @ 50%.

      1993 - To be evaluated vs. 1992, 1991 and 1990 with 1992 weighted @ 30%, 1991 weighted @ 30% and 1990 weighted @ 40%.


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Termination of Employment

If a participant's employment is terminated for any reason except company-approved retirement, disability, or death prior to the end of a performance period, all rights to receive a final award for such period being completed in that year would cease subject to waiver by the Committee.

In the event of company-approved retirement, disability, or death the right to receive a final award would remain in effect until the completion of the performance period ending in the year this occurs; provided, however, that in the event of competitive employment (subject to waiver by the Committee), failure to cooperate with the company, or conduct inimical to the best interest of the company, all rights to receive a final award would cease.